Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Virginia Beach, Virginia

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (the “Company”) and to the incorporation by reference of our report dated March 7, 2018, relating to the consolidated financial statements and consolidated financial statement schedules as of and for each of the years in the three-year period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

March 7, 2018